FOR IMMEDIATE RELEASE                              Contacts:  Richard S. Kolodny
                                                   Vice President,
GRAHAM-FIELD HEALTH PRODUCTS, INC.                 General Counsel

400 RABRO DRIVE EAST                               Gary M. Jacobs
                                                   Vice President, Finance
HAUPPAUGE, NEW YORK   11788                        Chief Financial Officer

                                                   (516) 582-5900

                      GRAHAM-FIELD HEALTH PRODUCTS, INC.
                 ENTERS INTO A DEFINITIVE AGREEMENT TO ACQUIRE
                 MOTION 2000 INC. AND MOTION 2000 QUEBEC INC.

HAUPPAUGE, NEW YORK, February 11, 1997--Graham-Field Health Products, Inc. (NYSEGFI), a manufacturer and supplier of healthcare products, announced today that its Everest & Jennings' Canadian subsidiary has entered into a definitive agreement to acquire the largest independent wholesalers of rehabilitation medical products in Canada, Motion 2000 Inc. and Motion 2000 Quebec Inc. The transaction, which is currently anticipated to be completed by the end of February 1997, is subject to the receipt of certain consents, corporate and regulatory approvals, and the satisfaction of other customary terms and conditions. The purchase price for the transaction will be $2.9 million (Canadian dollars), payable in shares of common stock of Graham-Field valued at current market prices.

The Motion 2000 companies, which are currently privately-owned, distribute a line of rehabilitation products, including walkers, rollators, cushion products and pediatric wheelchair products, and manufacture certain seating products. For the most recent fiscal year ended January

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31, 1997, the Motion 2000 companies reported sales of approximately $6 million
(Canadian dollars). Upon completion of the acquisition, the Motion 2000 Companies will operate under the name Graham-Field (Canada), as a division of Everest & Jennings Canadian Limited. Graham-Field (Canada) will become the primary distribution company for Graham-Field and Everest & Jennings in Canada. Marco Ferrara, the President of the Motion 2000 companies, will become the President of Graham-Field (Canada).

Irwin Selinger, Chairman of the Board and Chief Executive Officer, stated, "the strategic combination of the Motion 2000 companies with Everest & Jennings, along with Graham-Field's vast product lines will position Graham-Field as the premier supplier of the broadest range of products available from a single source in Canada, and as a leading supplier of rehabilitation products in the Canadian marketplace, including high performance adult and pediatric wheelchairs, home care wheelchairs, patient aids and other wheelchair products. In addition, the business combination will enable Graham-Field to expand its Consolidation Advantage Program in the Canadian marketplace. With the effects of NAFTA in the healthcare marketplace, Graham-Field's expansion in Canada will help transform Graham-Field from a nationally-recognized company to a company with a significant North American presence. We anticipate that the acquisition will enable Graham-Field to increase significantly its revenue base in the Canadian marketplace."


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Graham-Field maintains distribution and manufacturing facilities throughout the
United States, Canada, Mexico and Puerto Rico. Graham-Field manufactures, markets and distributes more than 23,000 healthcare and rehabilitation products for hospital, physician and home use to approximately 16,000 home healthcare, physician, hospital supply and pharmaceutical distributors, retailers and wholesalers.


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